Exhibit 10.1
FOX CORPORATION
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into as of the earliest date written on the signature page hereto between Fox Corporation (the “Company”) and [NAME] (“you” or “your”, as applicable).
W I T N E S S E T H
WHEREAS, the Company desires to employ you as [TITLE] of the Company from and following [START DATE] (the “Effective Date”);
WHEREAS, you desire to become employed by the Company from and following the Effective Date; and
WHEREAS, the Company and you desire to enter into this Agreement as to the terms of your employment with the Company.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Term.
(a)The Company hereby agrees to employ you for a period commencing on the Effective Date and ending [END DATE] (the “Term”). During the Term of this Agreement, you shall not seek or negotiate for employment other than with the Company, with the exception of the final ninety (90) days of the Term (or, if earlier, the last day of your employment with the Company).
(b)If you continue in the employ of the Company after the end of the Term, your employment shall be solely on an at-will basis and you will be subject to the Company’s policies on at-will employment. This means that, after the Term, you may resign or the Company may terminate you with or without Cause (as defined below) and with or without advance notice.
2.Duties. You shall perform such duties consistent with your position set forth in Section 3(a) and such duties as the Company may assign to you based on business needs. [Your principal place of business shall be at the Company’s corporate headquarters in New York, New York and you shall be provided with an office at the Company’s office in Los Angeles, California.]1 [Your principal place of business shall be at the Company’s office in Los Angeles, California and you shall be provided with an office at the Company’s corporate headquarters in New York,
1Provision to apply to executives whose primary place of business is New York.

New York.]2 You agree to take trips both within and outside the United States as shall be determined to be desirable by the Company. You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder; provided, that, without limiting the application of Section 9(a), this Section 2 shall not otherwise prohibit you from [(i) providing services to Nova Entertainment Pty Ltd, Illyria Pty Ltd, and News Corporation or as a director or trustee of the non-profit entities that you currently serve and that have been separately identified to the Company as of the Effective Date; (ii) in accordance with the Company’s policies and with the prior approval of Company, serving as an executive chairman, director or member of a committee of any company or organization;]3 (iii) delivering lectures and fulfilling speaking engagements; (iv) engaging in charitable and community activities; and (v) investing your personal assets in such form and in such manner as will not violate Section 9(a) below (collectively, “Permitted Activities”), so long as the Permitted Activities do not materially interfere with the performance of your duties hereunder and you do not engage in activities that could reasonably create a conflict of interest with the Company.
3.Title.
(a)You shall serve as [TITLE].
(b)If you are elected a member of the Board of Directors or to any other office of the Company or any of its past or future subsidiaries or affiliates, you agree to serve in such capacity or capacities without additional compensation.
4.Compensation.
(a)As compensation for your services (“Base Salary”), as of the Effective Date, the Company will, during the Term (or, if earlier, the last day of your employment with the Company), pay you at the rate of $[ ] per annum, less applicable deductions and withholdings, in accordance with the Company’s regular payroll practices.
(b)You shall be eligible to participate in the Company’s annual bonus program in the same manner as other comparable executives of the Company with a target bonus in an amount equal to $[ ] (such amount, the “Target Bonus”), which will become payable as of the end of the fiscal year to which the bonus relates, provided that the payment of any bonus and the amount of any such payment will be determined at the sole discretion of the Company.
(c)You shall be eligible to participate in the Fox Corporation 2019 Shareholder Alignment Plan (the “SAP”), or other long-term incentive plan of the Company or its ultimate parent company as may be in effect from time to time with an annual target award thereunder equal to $[ ]; provided, however, that the grant of any award pursuant to the SAP and the amount of any such grant shall be entirely at the discretion of the Company and its ultimate parent company, as applicable. All awards shall be governed by the terms and conditions of the applicable SAP.
2Provision to apply to executives whose primary place of business is California.
3Provision to apply to Executive Chairman and Chief Executive Officer of the Company.

5.Employee Benefits; Travel; Reimbursement. You shall be eligible to participate in all employee benefit plans of the Company available to other comparable executives of the Company, and your eligibility to participate in such plans shall be governed by the applicable benefit plan and the rules applicable to comparable executives. You shall be subject to all travel policies maintained by the Company as applicable to comparable executives of the Company. You shall be eligible for reimbursement of your reasonable travel and other business expenses necessarily incurred by you in the performance of your job duties, in accordance with the Company’s policies as in effect from time to time.
6.Termination of Employment.
(a)The Term shall terminate immediately upon your death. If the Term is terminated due to your death, your estate or your beneficiaries, as the case may be, shall be entitled to the following (the “Accrued Benefits”): (i) payment of your Base Salary accrued through the date of termination, which will be paid within thirty (30) days following the termination of the Term due to your death; (ii) payment of any then-awarded but yet unpaid annual bonus for any previously completed fiscal year of the Company, which will be paid within thirty (30) days following the termination of the Term; (iii) reimbursement of any then un-reimbursed expenses in accordance with the last sentence of Section 5 above; and (iv) other or additional vested benefits in accordance with applicable plans and programs of the Company then in effect for similarly situated senior executives, if any. In addition, a termination of your employment due to your death will be treated for all purposes hereunder as a termination of your employment by the Company without Cause and you shall be eligible to receive the payments and benefits set forth in Sections 6(d) or 6(e), as applicable, subject to the requirement set forth therein; provided that any obligation to execute the Release as set forth in Section 6(g) hereof in order to receive payments and benefits upon your termination due to death is satisfied by your estate or a designated beneficiary.
(b)If you are, due to any physical or mental injury, illness, defect, or other incapacitating condition, unable to perform your duties and responsibilities for six (6) consecutive months (“Disability”), it being understood that a “Disability” shall not be deemed to occur until the expiration of such six-month period, then the Company may, in its discretion, terminate your employment pursuant to this Agreement at any time thereafter by giving you written notice thereof, and upon the giving of such notice, the Company shall have no further obligation or liability to you under this Agreement other than as set forth in this Section 6(b). If your employment pursuant to this Agreement is terminated due to your Disability, you shall be entitled in such case to the Accrued Benefits. In addition, a termination of your employment due to your Disability will be treated for all purposes hereunder as a termination of your employment by the Company without Cause and you shall be eligible to receive the payments and benefits set forth in Sections 6(d) or 6(e), as applicable, subject to the requirement set forth therein.
(c)Any other provision hereof to the contrary notwithstanding, the Company may terminate your employment pursuant to this Agreement at any time in the event of

Cause and you may terminate your employment for any reason after the end of the Term. For purposes of this Agreement, Cause shall mean any of the following, as determined in good-faith by the Company: (i) a deliberate and material breach by you of any of your duties under this Agreement or your willful failure to perform your duties other than in the event of Disability, that results in material harm to the Company and its affiliates which breach is committed without reasonable belief that such breach is in, or not contrary to, the best interests of the Company, which breach or failure is not remedied within thirty (30) days after your receipt of written notice from the Company specifying such breach; (ii) your addiction to illegal drugs during working hours or off duty if such off-duty use or possession results in material harm to the Company and its affiliates, which addiction is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; (iii) embezzlement, theft, or other willful and material misappropriation by you of any Company property; and/or (iv) your plea of guilty or nolo contendere to, or a non-appealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company. Upon termination of your employment pursuant to this Agreement for Cause, you shall be entitled to the Accrued Benefits other than subsection (ii) thereof. Upon your resignation for any reason on the day immediately following the end of the Term, provided that you notify the Company in writing in accordance with Section 15 of this Agreement within thirty (30) days prior to such date, provided further that you have not entered into another employment or service agreement with the Company or any of its affiliates, and subject to your execution and non-revocation of the Release in accordance with Section 6(g) hereto, (1) you shall retain the opportunity to earn any performance-based SAP awards that were granted during the Term and remain outstanding at the conclusion of the Term without proration based on the extent to which all applicable performance conditions are achieved following the conclusion of the applicable performance period, which will be paid or settled following the conclusion of the performance period in accordance with their terms and (2) any time-based SAP awards that were granted during the Term and remain outstanding at the conclusion of the Term will accelerate and vest on the Release Effective Date and will be paid or settled in accordance with their terms.
(d)During the Term and other than the twelve (12)-month period following a Change in Control (as defined below), the Company may terminate your employment pursuant to this Agreement without Cause or you may terminate your employment pursuant to this Agreement for Good Reason (as defined below). Following any such termination of your employment pursuant to this Agreement by the Company without Cause or by you for Good Reason other than during the twelve (12)-month period following a Change in Control, as your sole remedy you shall be entitled to receive the Accrued Benefits in addition to the following: (i) cash severance equal to the greater of the following (each of which will be less applicable deductions and withholdings): [(x) if termination is prior to June 30, 2021, the sum of two years of your Base Salary (calculated as the date of termination and two years of your Target Bonus or if termination is on or after July 1, 2021, one year of your Base Salary and your Target Bonus]4 (x) the sum of (A) one y
4Provision to apply to Executive Chairman and Chief Executive Officer of the Company.

ear of your Base Salary (calculated as the date of termination) plus (B) your Target Bonus for the year in which your termination occurs, with such sum payable in a single lump sum within ten (10) business days following the Release Effective Date (as defined below), or (y) the sum of (A) the remainder of your Base Salary for the Term plus (B) a Target Bonus payment for each remaining performance period during the Term, with such sum payable in a single lump sum within ten (10) business days following the Release Effective Date (with subsection x and y hereof calculated using your Target Bonus applicable to the fiscal year to which the bonus relates); (ii) (x) accelerated vesting of any then-outstanding time-based SAP awards on the Release Effective Date, which will be settled in accordance with their terms and (y) continued vesting of any then-outstanding performance-based SAP awards based on the extent to which all applicable performance conditions are achieved following the conclusion of the applicable performance period, which will be paid or settled following the conclusion of the performance period in accordance with their terms; and (iii) payment by the Company for the employer portion of the premiums (which, for the avoidance of doubt, may be 100% of the premiums) necessary for you and your eligible dependents to continue coverage under the Company’s group health, dental, and vision insurance plans in which you and your eligible dependents were enrolled at the time of the termination of your employment for a period commencing on the first day following the date your as-employed benefits cease and ending on the earlier to occur of (x) the last day of the Term, (y) the date you become eligible for healthcare coverage from a subsequent employer, and (z) the maximum period allowed by COBRA for you to continue such coverage under the Company’s group health, dental, and vision insurance plans, provided, however, that you shall be exclusively responsible for making a timely election for COBRA coverage for you and your eligible dependents and you shall promptly inform the Company (but in any event within 10 business days) upon becoming employed by a subsequent employer. If such continued coverage is barred or otherwise results in adverse tax consequences for you and/or the Company, then the Company will arrange to provide you and your eligible dependents with substantially similar coverage to that which such persons would have otherwise been entitled to receive under such benefit programs from which such continued participation is barred, which may include a cash payment in lieu thereof. To the extent any SAP awards are implicated by this paragraph, any outstanding SAP awards shall be treated in accordance with the terms and conditions of the applicable SAP and grant agreements, except where expressly stated otherwise in this Section 6(d).
(e)During the Term and during the twelve (12)-month period following a Change in Control, the Company may terminate your employment pursuant to this Agreement without Cause or you may terminate your employment pursuant to this Agreement for Good Reason (as defined below). Following any such termination of your employment pursuant to this Agreement by the Company without Cause or by you for Good Reason during the twelve (12)-month period following a Change in Control, as your sole remedy you shall be entitled to receive the Accrued Benefits in addition to the following: (i) cash severance equal to the greater of the following (each of which will be less applicable deductions and withholdings): (x) the sum of (A) two years of your Base Salary (calculated as of the date of termination) plus (B) two times your Target Bonus for the year in which your termination occurs, with such sum payable in a single lump sum within ten (10) business days following the Release Effective Date, or (y) the sum of (A) the remainder of your Base Salary for the Term plus (B) a Target Bonus payment for each remaining performance period during the Term, with such sum payable in a single lump sum within ten (10) business days following the Release Effective Date (with subsection x and y hereof calculated using your Target Bonus applicable to the fiscal year to which the bonus relates); (ii) (x) accelerated vesting of any then-outstanding time-based SAP awards on the Release Effective Date, which will be settled in accordance with their terms, and (y) continued vesting of any then-outstanding performance-based SAP awards based on the extent to which all applicable performance conditions are achieved following the conclusion of the applicable performance period, which will be paid or settled following the conclusion of the performance period in accordance with their terms; and (iii) payment by the Company for the employer portion of the premiums (which, for the avoidance of doubt, may be 100% of the premiums) necessary for you and your eligible dependents to continue coverage under the Company’s group health, dental, and vision insurance plans in which you and your eligible dependents were enrolled at the time of the termination of your employment for a period commencing on the first day following the date your as-employed benefits cease and ending on the earlier to occur of (x) the last day of the Term, (y) the date you become eligible for healthcare coverage from a subsequent employer, and (z) the maximum period allowed by COBRA for you to continue such coverage under the Company’s group health, dental, and vision insurance plans, provided, however, that you shall be exclusively responsible for making a timely election for COBRA coverage for you and your eligible dependents and you shall promptly inform the Company (but in any event within 10 business days) upon becoming employed by a subsequent employer. If such continued coverage is barred or otherwise results in adverse tax consequences for you and/or the Company, then the Company will arrange to provide you and your eligible dependents with substantially similar coverage to that which such persons would have otherwise been entitled to receive under such benefit programs from which such continued participation is barred, which may include a cash payment in lieu thereof. To the extent any SAP awards are implicated by this paragraph, any outstanding SAP awards shall be treated in accordance with the terms and conditions of the applicable SAP and grant agreements, except where expressly stated otherwise in this Section 6(e).
For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without your written consent: (i) a material breach by the Company of this Agreement; (ii) a material diminution of authority inconsistent with the title of [TITLE]; or (iii) a requirement for you to be based in and primarily render services in a location other than the [New York City] [Los Angeles] metropolitan area. Notwithstanding the foregoing, your resignation will be for Good Reason only if (x) you notify the Company in writing in accordance with Section 15 of this Agreement within twenty (20) days following the occurrence of the circumstance giving rise to your assertion of Good Reason, (y) the Company fails to reasonably cure such grounds within twenty (20) days after receiving such written notice, and (z) you actually resign by notifying the Company in writing in accordance with Section 15 of this Agreement within twenty (20) days following the end of such cure period.

For purposes of this Agreement, “Change in Control” has the meaning specified in the SAP as in effect on the Effective Date of this Agreement.
(f)[The Company shall pay or provide to you the benefits set forth in that certain letter agreement to you from [] dated [DATE]]5
(g)As a condition precedent to the Company’s obligation to provide you with any compensation and/or benefits other than the Accrued Benefits pursuant to Sections 6(d) or 6(e) after the termination of your employment, you must execute and not revoke the Company’s form of separation agreement and general release then in effect (the “Release”), which the Company agrees to negotiate in good faith, within sixty (60) days following your termination of employment, and must comply with the Release thereafter. For purposes of this Agreement, the date on which the Release becomes effective and no longer subject to revocation shall be referred to herein as the “Release Effective Date”. For the avoidance of doubt, if the Release Effective Date does not occur prior to the sixtieth (60th) day following your termination of employment, you will not be entitled to receive any payments or benefits pursuant to Sections 6(d) or 6(e) of this Agreement other than the Accrued Benefits.
(h)Effective automatically as of any termination of your employment and without any further action taken by you, you will be deemed to effectively resign from all positions, offices, and directorships with the Company and any affiliate and subsidiary of the Company, as well as from any positions, offices and directorships on the Company’s and its affiliates and subsidiaries’ foundations, benefit plans and programs. You will not be required to mitigate the amount of any payment provided for in Section 6 of or otherwise under this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.
(i)[You agree that you will not, for a period of one year following termination, commence employment as the [TITLE] of any of the companies that are listed on Schedule 6(i) attached hereto; provided, however that nothing contained herein shall prohibit you from (i) investing your personal assets in such form and in such manner as will not violate Section 9(a) or (ii) creating content that may be licensed to a business that is competitive with the Company including, without limitation, the companies listed on Schedule 6(i). You agree that the covenant set forth in this Section 6(i) shall survive the termination of this Agreement.]6
(j)     [Provided that the Term is not terminated due to your death or Disability and you are not terminated for Cause, after the completion of the Term or any extension thereof, you shall serve as [TITLE] for a period of [_] years. In such capacity, you shall (i) receive an advisory fee of $[_] per year, (ii) receive office support services at the Company’s [New York][Los Angeles] headquarters, including the support of your then-
5Provision to apply to certain executives with legacy letter agreements.
6Provision to apply to executives whose primary place of business is California.

current executive assistant and (iii) be required to use the Company’s aircraft for business use and for personal use (limited to 50 hours per year).]7
7.Company Policies. You shall at all times be subject to, comply with, and carry out the written rules, regulations, policies, directions, and restrictions applicable to other comparable executives of Company as the Company may from time to time establish, including without limitation the Company’s Standards of Business Conduct, Policy Prohibiting Harassment, Discrimination, and Retaliation, and Electronic Communications Policy, as well as those imposed by law and those related to conflicts of interest and permitted outside activities. Your employment is likewise subject to the Company’s policies contained in the employee handbook currently titled “Fox Facts” as well as its supplemental policies. You acknowledge that you have received access to or copies of such policies, have reviewed them, and understand them.
8.Cooperation; Indemnification.
(a)During your employment and for a period of three (3) years after the termination of that employment, and during all reasonable times thereafter, you will (i) reasonably cooperate with the Company in providing truthful testimony as a witness or a declarant in connection with any present, future, or threatened investigation, litigation, or administrative or arbitral proceeding involving the Company with respect to which you may have relevant information, and (ii) reasonably assist the Company during the investigatory and discovery phases (or prior thereto) of any judicial, administrative, internal, arbitral, or grievance proceeding involving the Company and with respect to which you may have relevant information. The Company will, within thirty (30) days of your producing receipts satisfactory to the Company, reimburse you for any reasonable and necessary expenses incurred by you in connection with such cooperation.
(b)The Company shall indemnify you, defend you, and hold you harmless, to the maximum extent permitted by law, against all claims, damages, costs, losses, liabilities, judgments, fines, amounts paid in settlement of, and reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred by you in connection with, the defense of any claim, action or proceeding in which you are a party by reason of any acts or omissions made by you in good faith in the course and scope of your employment. You shall be entitled to advancement by the Company, prior to the final disposition of any claim, of any and all expenses actually and reasonably paid or incurred by you in connection with any such claim. In connection with any request for any advancement, you shall execute and deliver to the Company an undertaking to repay any amounts paid, advanced, or reimbursed by the Company for such expenses to the extent that it is ultimately determined, following the final disposition of such claim, that you are not entitled to indemnification hereunder. In the event that you are made a party or threatened to be made to a party to any action or proceeding because of your employment with the Company, other than any action or proceeding initiated by your or the Company against the other, the Company shall provide you with legal counsel of the Company’s choosing and, provided you accept such legal counsel, the Company shall pay all related
7Provision to apply to President and Chief Operating Officer of the Company.

legal fees and expenses, judgments, fines, and amounts paid to settle such action or proceeding, provided your acts or omissions that form the basis for the action or proceeding: (i) were committed in the course and scope of your employment; (ii) were made in good faith in furtherance of your duties; (iii) did not violate any of the Company’s policies or procedures; and (iv) were not otherwise illegal.
(c)The covenants set forth in this Section 8 shall survive the termination of your employment pursuant to this Agreement.
9.[Non-Competition] [Adverse Interest]; Nature of Services.
(a)You agree that during the Term (or, if you are terminated by the Company or resign for Good Reason, while you are employed by the Company) [, and for a period of twelve (12) months thereafter]8, you will not directly or indirectly provide services to or hold any interest in any entity that competes with the business of the Company as in effect during your employment hereunder or as of the date of your termination. The foregoing does not prohibit your ownership of less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded. Notwithstanding anything to the contrary provided in this Agreement, in no event shall the foregoing permit your ownership of any interest in a business entity that would result in the Company holding an attributable interest in such business entity under the media ownership laws and regulations of the United States, including 47 C.F.R § 73.3555 without the prior written consent of the Company. [You agree that the covenant set forth in this Section 9(a) shall survive the termination of this Agreement.]9
(b)The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent you from working for another employer in breach of this Agreement. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.
10.Non-Solicitation. You will not, while employed by the Company and for a period of twelve (12) months thereafter, either individually or on behalf of any other entity, directly or indirectly, induce or solicit or approach or attempt to induce or solicit or approach any person who is an employee of the Company or any of its affiliates to render services to any other person, firm, or corporation provided, however, that, following the termination of your employment,
8Provision to apply to executives whose primary place of business is New York.
9Provision to apply to executives whose primary place of business is New York.

investment of your personal assets in a business owned by an employee of the Company or its affiliates shall not be deemed to violate this Section 10. Notwithstanding the foregoing, this Section 10 shall not preclude you from soliciting or hiring for a period of twelve (12) months after the conclusion of your employment with the Company: (i) any individual who responds to any public advertisement or general solicitation; or (ii) any individual who was your executive assistant or secretary as of the date of the termination of your employment with the Company. The covenant set forth in this Section 10 shall survive any termination of this Agreement.
11.Intellectual Property; Confidential Information.
(a)You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company’s obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions, and other intellectual properties which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation as set forth in this Agreement). You shall, at the reasonable request of the Company, execute such assignments, certificates, or other instruments consistent herewith as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce, or defend its right, title, and interest in or to any such properties after a reasonable opportunity to review and negotiate the same in good faith. However, this paragraph shall not apply to any invention or intellectual property that you develop entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of such invention or intellectual property to the Company’s business or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by you for the Company. You will advise the Company promptly in writing of any inventions or intellectual property that you believe meet the criteria of the exception in the preceding sentence.
(b)All memoranda, notes, records, and other documents made or compiled by you, or made available to you during the Term or subsequently during any at-will employment period thereafter concerning the business of the Company or its affiliates shall be the Company’s property and shall be delivered to the Company upon the termination of this Agreement or at any other time on request. You understand and agree that in the course of your employment with the Company, you may acquire confidential information and trade secrets concerning the Company’s operations, its future plans and its method of doing business and the operations, future plans and method of doing business of the Company’s affiliates, including, by way of example, but by no means limited to, highly proprietary information about the Company’s and its affiliates’ customers, processes, product development, strategy, finances, marketing, pricing, and costs (hereinafter collectively “Confidential Information”), all of which information you understand and agree would be extremely damaging to the Company if disclosed to a competitor or made available to any other person or corporation. As used herein, the term “competitor” includes, but is not limited to, any corporation, firm, or business engaged in a business similar to that of the Company or its subsidiary or affiliated companies. You understand and agree that such information is divulged to you in confidence and you understand and agree that, at all times, you shall keep in confidence and will not disclose or communicate Confidential Information or any other secret and confidential information on your own behalf, or on behalf of any competitor, if such information is not otherwise publicly available, unless disclosure is made pursuant to written approval by the Company or is required by law. In view of the nature of your employment and information and Confidential Information which you may receive during the course of your employment, you likewise agree that the Company would be irreparably harmed by any violation of this Agreement and that, therefore, the Company shall be entitled to seek an injunction prohibiting you from any violation or threatened violation of this Agreement. Federal law provides that no individual may be held criminally or civilly liable under any federal or state trade secret law for directly or indirectly disclosing, in confidence, Confidential Information and/or a trade secret to any federal, state, or local government official, or to an attorney, where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. You do not need the Company’s prior authorization to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Section 11 shall be construed to conflict or otherwise interfere with your rights under federal law as stated herein.
(c)The Company shall have the right to use your name, biography, and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.
(d)The covenants set forth above in this Section 11 shall survive the termination of this Agreement.
12.Enforcement; Blue-Pencil. You acknowledge and agree that (a) the covenants set forth above in Sections [6(i)], 9, 10, and 11 are reasonable and necessary to protect the Company’s legitimate interests in its trade secrets, confidential information, goodwill, and stable workforce; (b) the covenants set forth in Sections [6(i)] and 9 are reasonable in geographic scope, duration, and scope of activity; and (c) if you were to breach any of the covenants set forth above in Sections [6(i)], 9, 10, or 11, the Company would suffer irreparable harm that would be difficult to calculate and, accordingly, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including but not limited to specific performance, temporary restraining orders, and preliminary and permanent injunctive relief restraining you from committing or continuing any such violation of this Agreement without any obligation to post a bond. If any provision of Sections [6(i)], 9, 10, or 11 above or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of Sections [6(i)], 9, 10, or 11 of this Agreement.
13.Dispute Resolution Procedure; Agreement to Individual Arbitration.
(a)Except where otherwise expressly noted below, you and the Company mutually agree to waive your respective rights to resolution of disputes in a court of law by a judge or jury and agree to resolve any dispute by arbitration before a neutral arbitrator in the city and state of your assigned work location. All disputes, claims, or controversies, except those for (i) for sexual harassment or sexual assault, (ii) for workers’ compensation, (iii) for state disability insurance, (iv) for unemployment insurance benefits, (v) arising under a benefit plan where the plan expressly specifies a separate arbitration or dispute resolution procedure, (vi) arising under the National Labor Relations Act and filed through a charge with the National Labor Relations Board, and/or (vii) which are otherwise expressly prohibited by law from being subject to arbitration under this agreement, provided such prohibition is not preempted under the Federal Arbitration Act or any other federal law (except as so expressly excluded, “Claims”), between you and the Company or its affiliates, subsidiaries, parents, successors, and assigns, and each of those entities’ officers, directors, employees, agents, or shareholders, shall be exclusively resolved by binding arbitration, regardless of whether the Claim relates to past, present, or future events. Except for the limited exclusions noted, this agreed dispute resolution procedure is intended to require arbitration of every Claim that can lawfully be arbitrated.
(b)All disputes concerning the arbitrability of a Claim (including disputes about the scope, applicability, enforceability, revocability or validity of this agreement to arbitrate) shall be decided by the arbitrator, except that disputes regarding the scope, applicability, enforceability, revocability or validity of subsection (c) may be resolved only by a court of competent jurisdiction and not by an arbitrator.
(c)You understand and agree that you and the Company may each bring Claims in arbitration against the other only in an individual capacity and not bring or participate in a class, collective, or representative action to the fullest extent permitted by law. The arbitrator may award relief only in favor of the individual party seeking relief and only to the extent necessary to provide the relief warranted by that party’s individual claims, without affecting the rights of other current or former employees or independent contractors of the Company or third parties. Nor may an arbitrator consolidate claims of more than one person without all parties’ consent.
If any of the prohibitions in this subsection (c) are found to be unenforceable with respect to a particular Claim or a particular request for relief (such as a request for injunctive relief sought with respect to a particular Claim) then that Claim or request for relief shall be severed and decided by a Court of competent jurisdiction, and all other Claims and requests for relief shall be arbitrated. In the event this subsection (c) requires that some Claims be arbitrated and other Claims be litigated in Court, you and the Company agree that the parties shall jointly request that the Court stay the Claims that must be litigated in Court until the Claims subject to arbitration are fully resolved by an arbitrator. This provision supersedes any JAMS rule or procedure permitting class or other representative the involuntary consolidation of separate claims.
(d)This agreement to arbitrate is governed by the Federal Arbitration Act and survives the termination of any employment agreement between you and the Company or the end of your employment relationship with the Company.
(e)Arbitration must be commenced within the applicable statute of limitations for the Claim(s) asserted.
(f)Any arbitration conducted pursuant to this agreement to arbitrate shall be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (“JAMS Rules”) that are in effect at the time the arbitration is initiated, as modified by this agreement. You understand that you can obtain copies of these rules at JAMS’s website (www.jamsadr.com; https://www.jamsadr.com/rules-employment-arbitration/) or by sending a written request pursuant to Section 15. The parties shall have the right to engage in reasonable discovery as determined by the arbitrator. The arbitrator may award any form of remedy or relief (excluding class, collective or representative relief and non-individual injunctive relief) that would otherwise be available in Court. The award of the arbitrator shall be accompanied by a written opinion of the factual and legal basis for the award, and the decision of the arbitrator shall be final, binding, and conclusive on the parties. The Company will pay all JAMS filing, administrative, arbitrator, and hearing fees. While the Company will pay costs unique to arbitration, the parties will bear their own fees and costs, including attorney and expert fees, unless such costs and/or fees are awarded to a particular party by the arbitrator in accordance with applicable law.
(g)To the maximum extent permitted by law, any notice and information concerning the arbitration, including but not limited to all filings, evidence, and testimony related thereto, shall be held in strict confidence by the parties. If any proceedings are held in Court (e.g., to compel arbitration; for a temporary restraining order or a preliminary injunction; for confirmation of an award; to resolve any disputes regarding arbitrability reserved for the Court), the parties shall seek to prevent public disclosure of any non-public information associated with the proceeding, including by filing documents under seal, subject to any applicable legal limitations. If a party disputes whether certain information can properly be sealed, the objecting party will still cooperate in filing the documents under provisional seal pending the Court’s ruling as to whether the information or any part of it qualifies for protection.
(h)You or the Company may apply to the arbitrator for preliminary injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this paragraph, seek from any Court of competent jurisdiction any interim or provisional relief that is necessary to protect the rights of that party, pending the establishment of the arbitral tribunal or thereafter as permitted by law.
(i)Nothing in this dispute resolution procedure/agreement to arbitrate prevents you from making a report to or filing a claim or charge with any local, state, or federal government agency or participating in an investigation by a government agency. However, to the extent permitted by law, if you or the Company seek to appeal any such government or administrative award or decision and/or seek a trial de novo, you and the Company agree that that such appeal or trial de novo is subject to the binding arbitration procedure described herein.
(j)By agreeing to arbitration, you understand that, to the fullest extent permitted by law, you and the Company are waiving the right to sue in court, participate in a class, collective or representative action, or have a jury trial for all Claims.
14.Acknowledgements. You acknowledge and agree that you have reviewed this Agreement, you have had the opportunity to discuss its contents with legal counsel of your own choosing, and you are voluntarily entering into this Agreement without any duress. Both you and the Company have had an opportunity to negotiate the terms of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. You acknowledge and represent that you are not subject to any legal or contractual obligations that would prevent or interfere with your performance of your duties for the Company in any material respect.
15.Notices. All notices either party is required or desires to send to the other shall be addressed as follows:
To employee:
[NAME]
at the last address on file with the Company
To the Company:
Chief Employment Counsel
Fox Corporation
10201 West Pico Blvd
Los Angeles, CA 90064

or such other address as the party may from time to time designate by written notice to the other. Such notices shall be served by mail (postage prepaid) or by personal delivery. The date of mailing or personal delivery, as the case may be, shall be deemed the date of service.
16.[Legal Fees. The Company shall pay all reasonable fees and disbursements incurred by you in connection with any dispute over the enforcement of your rights under this Agreement or for which the Company is obligated to indemnify you, provided that no such payment shall be required if the judge or arbiter presiding over the proceeding affirmatively finds that you instituted the proceeding in bad faith.]10
17.Amendments. This Agreement may only be amended or modified in a writing signed by both you and an authorized representative of the Company and may not be amended or modified by oral agreement.
18.Severability. If any term, provision, covenant, or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county, or local government or any other governmental regulatory or administrative agency or authority or any arbitrator or arbitration panel (collectively, “Authority”) to be invalid, void, unenforceable, or against public policy for any reason, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect. If any provision of Sections [6(i)] and 9 through 11 above shall be held to be void or unenforceable as overbroad in scope, geographic area, and/or duration, you and the Company agree that such court shall have the authority under this Agreement to reduce the scope, geographic area and/or duration so that such provision may then be enforced and such provision shall be enforced as modified.
19.Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to contracts performed entirely therein.
20.Entire Agreement; Counterparts. Once effective, this Agreement, and the letter agreement dated [DATE] will supersede any and all prior agreements or understandings, whether express or implied, oral or written, between you and the Company or any of its subsidiaries or affiliated entities, relating to your services for or employment with the Company or any of its subsidiaries or affiliated entities, including the [DATE] employment agreement between 21st Century Fox America, Inc. (formerly known as News America Incorporated) and you, and any promises or agreements concerning severance. This Agreement may be executed in counterparts; each counterpart shall be deemed as an original as to the party being charged. Each party agrees that facsimiles of or scanned (e.g., by PDF) signatures shall be deemed as originals for purposes of effectuating this Agreement.
21.Assignment. This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary, or affiliate of the Company to which this Agreement is assigned, and any
10Provision to apply to Executive Chairman and Chief Executive Officer of the Company.

other corporation or entity into which the Company may be merged or with which it may be consolidated provided the Company’s obligations under this Agreement are assumed by the assignee in writing. Except as herein provided, this Agreement shall be nonassignable.
22.Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
23.Code Section 280G. To the extent that any amount payable to you hereunder, when combined with any other payment or benefit (collectively, the “Payments”, which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) that could be considered a “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), exceed the limitations of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code, the Payments shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by you will be one dollar ($1.00) less than three times your “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by you will be subject to the excise tax imposed by Section 4999 of the Code, such parachute payments shall be reduced in the following order: (i) any portion of the cash severance payable hereunder that is not “nonqualified deferred compensation” for purposes of Code Section 409A, (ii) any benefits continuation valued as parachute payments, (iii) any accelerated vesting of any equity awards and (iv) any portion of the cash severance payable hereunder and any other cash amounts that are “nonqualified deferred compensation” for purposes of Code Section 409A, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to you (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). For purposes of making the calculations and determinations required by this Section 22, the Company may engage an independent accounting firm or independent counsel to make such determinations, which shall be conclusive and binding on the Company and you, and such independent accounting firm or independent counsel may rely on reasonable, good faith assumptions and approximations concerning the applicable of Section 280G and Section 4999 of the Code.
24.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”), or an exemption thereunder, and shall be interpreted and administered accordingly. To the extent you would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to you and the Company, and the Company shall promptly give you notice of any amendment reasonably necessary to implement this Section. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non- compliance with Section 409A.

(a)For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(b)For purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation, any termination of employment hereunder will only constitute a termination of employment if it also constitutes a “separation from service” within the meaning of Section 409A.
(c)Notwithstanding any other provision of this Agreement to the contrary, if at the time of your separation from service, (i) you are a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to you constitutes deferred compensation under Section 409A the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon your death, if earlier), together with interest for the period of delay, compounded annually, equal to the applicable prime rate (as published in The Wall Street Journal)) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A, are provided on account of a “separation from service,” and are not otherwise exempt from Section 409A, you shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse you, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
(d)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by you of a release of claims (and the expiration of any revocation rights provided therein) which could become effective in one of two (2) taxable years depending on when you execute and deliver the release, any deferred compensation payment shall be made no earlier than the first business day of the later of such taxable years. The Company may provide, in its sole discretion, that you may continue to participate in any benefits delayed as a result of such benefits being conditioned upon your execution and non-revocation of the release, and the provisions of this subsection (e), during the period of such delay, provided that you shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this section, the Company shall reimburse you the Company’s share of the cost of such benefits that was borne by you during such delay period, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, in each case had such benefits commenced immediately upon your termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.
(f)All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), the amount of any expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall in no way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
(g)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes deferred compensation for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Section 409A.
(h)Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of your termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written below.

ACCEPTED AND AGREED:

[NAME]

Date
Signature Page to Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written below.

ACCEPTED AND AGREED

Name:

on behalf of FOX CORPORATION

Date
Signature Page to Employment Agreement

[Schedule 6(i)]11
The companies identified in Section 6(i) of the Agreement shall be the following and any successor thereto:
AT&T Inc.
CBS Corporation
Comcast Corporation
Netflix, Inc.
Sony Corporation
Time Warner Inc.
The Walt Disney Company/New Disney
Viacom Inc.

11Schedule to apply to executives whose primary place of business is California.